EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 2, 2006

John C. Barpoulis appointed Senior Vice President, CFO and Treasurer

BETHESDA, Md. – USEC Inc. (NYSE:USU) announced today that John C. Barpoulis has been appointed Senior Vice President, Chief Financial Officer and Treasurer. Barpoulis had been the acting chief financial officer since February 2006 and had been vice president and treasurer since May 2005.

“After making a careful and thorough search for the right person to lead our financial organization and secure financing for our American Centrifuge Plant, the Board unanimously agreed that the right person was already acting in the position,” said John K. Welch, USEC president and chief executive officer.

“John has been a strong leader of our financial organization and recently headed the Company’s strategic planning process. John’s financial acumen, teamwork with our senior management, and his demonstrated ability to do the job gives me strong confidence in selecting him. He is the right person for this point in USEC’s evolution,” Welch said.

Barpoulis, 41, joined USEC in March 2005 after serving as vice president and treasurer for National Energy & Gas Transmission, Inc., formerly a subsidiary of PG&E Corporation. Previously he served in financial positions of increasing responsibility in U.S. Generating Company, and served as a consultant with Berner, Lanphier and Associates, which provided analytical services to the U.S. Department of Defense.

Barpoulis received a bachelor of arts degree in physics from Vassar College and a bachelor of engineering degree in mechanical engineering from the Thayer School of Engineering at Dartmouth College. He also earned a master of business administration degree from the Tuck School of Business at Dartmouth College.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399